Exhibit 99.1

Murphy USA Inc. Reports First Quarter 2026 Results

El Dorado, Arkansas, April 29, 2026 (BUSINESS WIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the three months ended March 31, 2026.
Key Highlights:
•Net income was $136.3 million, or $7.28 per diluted share, in Q1 2026 compared to net income of $53.2 million, or $2.63 per diluted share, in Q1 2025.

•Total fuel contribution for Q1 2026 was 35.0 cpg, compared to 25.4 cpg in Q1 2025.

•Total retail gallons increased 2.1%, and volumes on a same store sales ("SSS") basis declined 0.8%, in Q1 2026 compared to Q1 2025.

•Merchandise contribution dollars for Q1 2026 increased 7.3% to $210.2 million on average unit margins of 20.0%, compared to Q1 2025 contribution dollars of $195.9 million on unit margins of 19.6%.

•During Q1 2026, the Company repurchased approximately 169.0 thousand common shares for $70.9 million at an average price of $419.87 per share.

•The Company paid a quarterly cash dividend of $0.63 per share, or $2.52 per share on an annualized basis, on March 5, 2026, for a total cash payment of $11.7 million.

"Murphy USA delivered first quarter results that showcase the strength of our low-cost high volume operating model," said President and CEO Mindy West. "As volatility was re-introduced to commodity markets, specifically in refined products, the business behaved far more favorably, as we would expect. Retail margins showed continued strength, despite a rising price environment, and our fuel supply business, which benefits during periods of rising prices, helped deliver strong all-in margins of 35 cents per gallon. Inside sales remain consistent, although consumer spending is restrained in discretionary non-nicotine categories, where same-store sales are slightly below prior year. Nevertheless, thanks to exceptional nicotine performance, first quarter merchandise margin contribution was up $14M versus the prior year, or a 7.3% increase, demonstrating early momentum versus the prior year first quarter merchandise contribution increase of just over $4M. Coupled with minimal OPEX growth, these results better represent the earnings potential of the business. Additionally, we are on pace to open between 45 and 55 new stores in 2026, with six stores opened in the first quarter and 18 stores currently under construction. Importantly, the strength we saw in March has carried through into April, where volumes are running roughly flat to prior year with all-in fuel margins for the month expected to be between 35 and 40 cpg.”

Consolidated Results

	Three Months Ended March 31,
Key Operating Metrics	2026	2025
Net income (loss) ($ Millions)	$136.3	$53.2
Earnings per share (diluted)	$7.28	$2.63
Adjusted EBITDA ($ Millions)	$277.9	$157.4

Both Net Income and Adjusted EBITDA for Q1 2026 were significantly higher compared to the prior-year quarter. The quarter benefited from higher fuel and merchandise contribution, driven by increased total fuel contribution margins, higher total fuel volumes, and improved merchandise sales and unit margins. Offsetting these positive factors were higher income taxes, increased store and other operating expenses including payment fees, greater depreciation and amortization, and higher interest expense.

Fuel

	Three Months Ended March 31,
Key Operating Metrics	2026	2025
Total retail fuel contribution ($ Millions)	$293.0	$267.7
Total fuel supply contribution ($ Millions)	39.0	(15.3)
RINs (included in Other operating revenues on Consolidated Income Statement) ($ Millions)	71.9	34.9
Total fuel contribution ($ Millions)	$403.9	$287.3
Retail fuel volume - chain (Million gal)	1,154.5	1,131.2
Retail fuel volume - (K gal APSM)[1,3]	219.2	221.3
Retail fuel volume - (K gal SSS)[2,3]	219.6	220.1
Total fuel contribution (cpg)	35.0	25.4
Retail fuel margin (cpg)	25.4	23.7
Fuel supply including RINs contribution (cpg)	9.6	1.7
[1]Average Per Store Month ("APSM") metric includes all stores open through the date of calculation
[2]2025 amounts not revised for 2026 raze-and-rebuild activity
[3]All amounts are on a per store per month basis

Total fuel contribution dollars of $403.9 million increased $116.6 million, or 40.6%, in Q1 2026 compared to Q1 2025 primarily due to higher total fuel contribution margins and higher retail fuel volumes. Retail fuel contribution dollars increased $25.3 million, or 9.5%, to $293.0 million compared to Q1 2025 driven by higher retail fuel margins and increased volumes sold. Retail fuel margins were 25.4 cpg in Q1 2026, a 7.2% increase compared to the prior-year quarter, and overall retail fuel volumes were 2.1% higher. Fuel supply contribution including RINs increased $91.3 million compared to Q1 2025, primarily due to market-driven pricing effects and timing of inventory movements during the period.

Merchandise

	Three Months Ended March 31,
Key Operating Metrics	2026	2025
Total merchandise contribution ($ Millions)	$210.2	$195.9
Total merchandise sales ($ Millions)	$1,049.2	$999.4
Total merchandise sales ($K SSS)[1,2,3]	$196.8	$192.4
Merchandise unit margin (%)	20.0%	19.6%
Nicotine contribution ($K SSS)[1,2,3]	$20.2	$18.5
Non-nicotine contribution ($K SSS)[1,2,3]	$19.7	$19.9
Total merchandise contribution ($K SSS)[1,2,3]	$39.9	$38.4
[1]2025 amounts not revised for 2026 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[3]All amounts are on a per store per month basis

Total merchandise contribution increased $14.3 million, or 7.3%, to $210.2 million in Q1 2026 compared to the prior-year quarter, driven by higher merchandise sales volume and improved unit margins. Total nicotine contribution dollars increased 11.5% and non-nicotine contribution dollars increased 2.7% in Q1 2026 compared to Q1 2025. Total merchandise contribution increased 4.9% on a SSS basis in Q1 2026 compared to the prior-year quarter.

Other Areas

	Three Months Ended March 31,
Key Operating Metrics	2026	2025
Total store and other operating expenses ($ Millions)	$279.8	$266.1
Store OPEX excluding payment fees and rent ($K APSM)	$35.2	$35.1
Total SG&A cost ($ Millions)	$56.6	$60.1

Total store and other operating expenses were $13.7 million higher in Q1 2026 versus Q1 2025 mainly due to increases in net new store operating expenses combined with higher employee related expenses at existing stores. Store OPEX excluding payment fees and rent on an APSM basis were 0.3% higher versus Q1 2025 primarily attributable to increased employee related expenses tied to the new store growth.

Total SG&A costs for Q1 2026 were $3.5 million lower than Q1 2025, primarily due to lower employee related expenses in the period.

Store Openings

The tables below reflect changes in our store portfolio in Q1 2026:

Net Change in Q1 2026	Murphy USA / Express	QuickChek	Total
New-to-industry ("NTI")	6	—	6
Closed	—	(3)	(3)
Net change	6	(3)	3

Raze-and-rebuilds reopened in Q1*	1	—	1

Store count at March 31, 2026*	1,655	148	1,803

Under Construction at End of Q1
NTI	13	6	19
Raze-and-rebuilds*	9	—	9
Total under construction at end of Q1	22	6	28

*Store counts include raze-and-rebuild stores

Financial Resources

	As of March 31,
Key Financial Metrics	2026	2025
Cash and cash equivalents ($ Millions)	$118.6	$49.4
Long-term debt, including finance lease obligations ($ Millions)	$2,137.3	$1,974.2

As of March 31, 2026, cash balances totaled $118.6 million. Long-term debt consisted of approximately $299.4 million in carrying value of 5.625% senior notes due 2027, $497.4 million in carrying value of 4.75% senior notes due 2029, $496.3 million in carrying value of 3.75% senior notes due 2031, and $581.5 million of term debt due 2032, combined with approximately $102.7 million in long-term finance leases. In addition, long-term debt included $160.0 million in outstanding borrowings under the $750 million revolving credit facility due 2030.

	Three Months Ended March 31,
Key Financial Metric	2026	2025
Average shares outstanding (diluted) (in thousands)	18,708	20,204

At March 31, 2026, the Company had common shares outstanding of 18,470,685. Common shares repurchased during the quarter were approximately 169.0 thousand shares for $70.9 million. As of March 31, 2026, approximately $221.4 million remained available under the existing $1.5 billion 2023 authorization. In addition, the Company had $2.0 billion of capacity available under its previously announced share repurchase 2025 authorization, which becomes effective upon completion of the 2023 authorization and expires on December 31, 2030.

The effective income tax rate was approximately 22.6% for Q1 2026 compared to 14.1% in Q1 2025. The rate for the quarter is higher due to lower excess tax benefits related to share-based compensation in the period, partially offset by greater benefits associated with Federal energy tax credits in the current year.

The Company paid a quarterly cash dividend on March 5, 2026 of $0.63 per share, or $2.52 per share on an annualized basis for a total cash payment of $11.7 million.

* * * * *

Earnings Call Information
The Company will issue pre-recorded management remarks today, April 29, 2026 at approximately 3:30pm Central Time and will host a webcasted question and answer session on April 30, 2026 at 10:00 a.m. Central Time to discuss first quarter 2026 results. Both the management remarks and live Q&A session can be accessed via webcast through the Investor Relations section of the Murphy USA website at https://ir.corporate.murphyusa.com. If you are unable to attend the Q&A session via webcast, the conference call number is 1 (833) 461-5787 and the conference ID number is 497864854. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (https://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the live session, the webcast will be available for replay. Shortly thereafter, a transcript will be available.
Source: Murphy USA Inc. (NYSE: MUSA)

Forward-Looking Statements

This news release contains certain statements or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings and associated capital expenditures, fuel margins, merchandise margins, sales of RINs, trends in our operations, dividends, and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, manage disruptions in our supply chain and our ability to control costs; geopolitical events, such as evolving trade policies and the imposition of reciprocal tariffs and the conflicts in the Middle East, that impact the supply and demand and price of crude oil; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic and any governmental response thereto; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future nicotine or e-cigarette legislation and any other efforts that make purchasing nicotine products more costly or difficult could hurt our revenues and impact gross margins; our ability to successfully expand our food and beverage offerings; efficient and proper allocation of our capital resources, including the timing, declaration, amount and payment of any future dividends or levels of the Company's share repurchases, or management of operating cash; the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our most recent annual Report on Form 10-K and quarterly report on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contacts:
Christian Pikul
Vice President, Investor Relations and Financial Planning and Analysis
christian.pikul@murphyusa.com

Ash Aulds
Director, Investor Relations and Financial Planning and Analysis
ash.aulds@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(Millions of dollars, except share and per share amounts)	2026	2025
Operating Revenues
Petroleum product sales[1]	$3,696.8	$3,489.8
Merchandise sales	1,049.2	999.4
Other operating revenues	73.3	36.2
Total operating revenues	4,819.3	4,525.4

Operating Expenses
Petroleum product cost of goods sold[1]	3,366.0	3,238.3
Merchandise cost of goods sold	839.0	803.5
Store and other operating expenses	279.8	266.1
Depreciation and amortization	72.1	68.2
Selling, general and administrative	56.6	60.1
Accretion of asset retirement obligations	0.9	0.9
Total operating expenses	4,614.4	4,437.1

Gain (loss) on sale of assets	0.3	(0.3)
Income (loss) from operations	205.2	88.0

Other income (expense)
Investment income (expense)	0.3	(0.1)
Interest expense	(29.0)	(25.4)
Other nonoperating income (expense)	(0.3)	(0.6)
Total other income (expense)	(29.0)	(26.1)

Income before income taxes	176.2	61.9
Income tax expense (benefit)	39.9	8.7
Net Income	$136.3	$53.2

Basic and Diluted Earnings Per Common Share:
Basic	$7.36	$2.67
Diluted	$7.28	$2.63
Weighted-average Common shares outstanding (in thousands):
Basic	18,518	19,929
Diluted	18,708	20,204
Supplemental information:
[1]Includes excise taxes of:	$565.0	$551.8

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per same store sales (in thousands) and store counts)	Three Months Ended March 31,
Marketing Segment	2026	2025

Operating Revenues
Petroleum product sales	$3,696.8	$3,489.8
Merchandise sales	1,049.2	999.4
Other operating revenues	73.3	36.1
Total operating revenues	4,819.3	4,525.3

Operating expenses
Petroleum products cost of goods sold	3,366.0	3,238.3
Merchandise cost of goods sold	839.0	803.5
Store and other operating expenses	279.8	266.0
Depreciation and amortization	65.9	61.5
Selling, general and administrative	56.6	60.1
Accretion of asset retirement obligations	0.9	0.9
Total operating expenses	4,608.2	4,430.3

Gain (loss) on sale of assets	0.3	(0.3)
Income (loss) from operations	211.4	94.7

Other income (expense)
Interest expense	(2.0)	(1.9)
Total other income (expense)	(2.0)	(1.9)

Income (loss) before income taxes	209.4	92.8
Income tax expense (benefit)	47.5	13.7
Net income (loss) from operations	$161.9	$79.1

Total nicotine sales revenue same store sales[1,2]	$128.4	$123.1
Total non-nicotine sales revenue same store sales[1,2]	68.4	69.3
Total merchandise sales revenue same store sales[1,2]	$196.8	$192.4
[1]2025 amounts not revised for 2026 raze-and-rebuild activity
[2]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)

Store count at end of period	1,803	1,761
Total store months during the period	5,392	5,259

Same store sales information compared to APSM metrics

	Variance from prior year period
	Three months ended
	March 31, 2026
	SSS[1]	APSM[2]
Retail fuel volume per month	(0.8)%	(0.9)%

Merchandise sales	2.8%	2.4%
Nicotine sales	4.9%	4.1%
Non-nicotine sales	(1.0)%	(0.7)%

Merchandise margin	4.9%	4.6%
Nicotine margin	10.4%	8.8%
Non-nicotine margin	(0.1)%	0.2%
[1]Includes store-level discounts for redemptions and excludes changes in value of unredeemed points associated with our loyalty program(s)
[2]Includes all activity associated with our loyalty program(s)

Notes

Average Per Store Month ("APSM") metric includes all stores open through the date of the calculation, including stores acquired during the period.

Same store sales ("SSS") metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed stores do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2025 for the stores being compared in the 2026 versus 2025 comparison). Acquired stores are not included in the calculation of same store sales for the first 12 months after the acquisition. When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$118.6	$28.9
Accounts receivable—trade, less allowance for doubtful accounts of $0.2 and $0.3 at 2026 and 2025, respectively	354.1	276.2
Inventories, at lower of cost or market	363.3	413.0
Prepaid expenses and other current assets	35.1	29.7
Total current assets	871.1	747.8
Property, plant and equipment, at cost less accumulated depreciation and amortization of $2,244.3 and $2,173.5 at 2026 and 2025, respectively	2,981.2	2,962.8
Operating lease right of use assets, net	523.7	526.3
Intangible assets, net of amortization	139.3	139.3
Goodwill	328.0	328.0
Other assets	23.1	21.6
Total assets	$4,866.4	$4,725.8

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$19.2	$19.0
Trade accounts payable and accrued liabilities	1,018.6	865.2
Income taxes payable	12.0	44.9
Total current liabilities	1,049.8	929.1

Long-term debt, including capitalized lease obligations	2,137.3	2,163.6
Deferred income taxes	397.9	388.5
Asset retirement obligations	53.3	52.5
Non-current operating lease liabilities	532.6	534.6
Deferred credits and other liabilities	36.8	34.0
Total liabilities	4,207.7	4,102.3
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at 2026 and 2025 respectively	0.5	0.5
Treasury stock (28,296,479 and 28,201,581 shares held at
2026 and 2025, respectively)	(4,092.1)	(4,031.7)
Additional paid in capital (APIC)	453.5	482.4
Retained earnings	4,296.8	4,172.3
Total stockholders' equity	658.7	623.5
Total liabilities and stockholders' equity	$4,866.4	$4,725.8

Murphy USA Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(Millions of dollars)	2026	2025
Operating Activities
Net income	$136.3	$53.2
Adjustments to reconcile net income (loss) to net cash provided (required) by operating activities
Depreciation and amortization	72.1	68.2
Deferred and noncurrent income tax charges (benefits)	9.3	(1.4)
Restructuring expense, net of cash paid	(0.2)	—
Accretion of asset retirement obligations	0.9	0.9
(Gains) losses from sale of assets	(0.3)	0.3
Net (increase) decrease in noncash operating working capital	95.1	0.3
Other operating activities - net	6.8	7.0
Net cash provided (required) by operating activities	320.0	128.5
Investing Activities
Property additions	(98.3)	(87.8)
Proceeds from sale of assets	0.2	0.3
Other investing activities - net	(0.4)	(0.2)
Net cash provided (required) by investing activities	(98.5)	(87.7)
Financing Activities
Purchase of treasury stock	(70.5)	(150.0)
Dividends paid	(11.7)	(9.8)
Borrowings of debt	590.0	670.0
Repayments of debt	(617.8)	(530.0)
Amounts related to share-based compensation	(21.8)	(18.6)
Net cash provided (required) by financing activities	(131.8)	(38.4)
Net increase (decrease) in cash, cash equivalents and restricted cash	89.7	2.4
Cash, cash equivalents and restricted cash at beginning of period	28.9	47.0
Cash, cash equivalents and restricted cash at end of period	$118.6	$49.4

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table reconciles EBITDA and Adjusted EBITDA to Net Income for the three months ended March 31, 2026 and 2025. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, net settlement proceeds, (gain) loss on sale of assets, loss on early debt extinguishment, transaction and integration costs related to acquisitions, restructuring expenses, and other non-operating (income) expense). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(Millions of dollars)	2026	2025

Net income	$136.3	$53.2

Income tax expense (benefit)	39.9	8.7
Interest expense, net of investment income	28.7	25.5
Depreciation and amortization	72.1	68.2
EBITDA	$277.0	$155.6

Accretion of asset retirement obligations	0.9	0.9
(Gain) loss on sale of assets	(0.3)	0.3
Other nonoperating (income) expense	0.3	0.6
Adjusted EBITDA	$277.9	$157.4